Exhibit (13)(b)

MASTER SUB-ADMINISTRATION AGREEMENT

This Master Sub-Administration Agreement (“Agreement”) dated and effective as of January 7, 2013, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and NexPoint Advisors, L.P., a Delaware Limited Partnership (the “Administrator”).

WHEREAS, each closed-end management investment company identified on Appendix A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 18 below, shall hereinafter be referred to as a “Trust” and collectively, the “Trusts) is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust has retained the Administrator to furnish certain administrative services pursuant to an Administrative Services Agreement dated as of June 29, 2006, as amended, by and between the Trusts and the Administrator (the “Administration Agreement”); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trusts, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to each Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Trust’s Declaration of Trust and By-laws;

b.	Each Trust’s Registration Statement on Form N-2 under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited partnership, duly organized, existing and in good standing under the laws of the state of Delaware;

b.	It has the requisite power and authority under applicable laws and by its charter and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	With respect to each Trust:

(1)	It is a statutory trust, duly organized, existing and in good standing under the laws of the state of its formation;

(2)	It is an investment company properly registered with the SEC under the 1940 Act (or will be upon the effectiveness of the Registration Statement);

(3)	The Registration Statement has been filed and, at the time that securities of the Trust are first offered to the public, will be effective, and the Registration Statement (or a successor registration statement) shall be in effect whenever securities of the Trust are offered to the public to the extent required by law; and

(4)	As of the time that securities of the Trust are first offered to the public, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares shall have been made.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information that will be included in the Trust’s periodic and other reports and registration statements, including tax footnote disclosures where applicable, including such information for the Trust’s semi-annual and annual shareholder reports, proxy statements on Schedule 14A, registration statements on Form N-2 and such other reports as may be mutually agreed upon;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC and financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Trust with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board of Trustees (the “Board”) compliance materials;

f.	Prepare and furnish total return performance information for the Trust, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

i.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

Fund Administration Legal Services

j.	Prepare the agenda and resolutions for all requested Board and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

k.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

l.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI and any sticker supplements to the Prospectus and SAI;

m.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

n.	Maintain general Board calendars and regulatory filings calendars;

o.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

p.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

q.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

r.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

s.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

t.	Compute tax basis provisions for both excise and income tax purposes;

u.	Prepare the Trust’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120- RIC, Form 8613 and Form 1099-MISC;

v.	Coordinate Form 1099-DIV mailings; and

w.	Review annual minimum distribution calculations (income and capital gain) prior to their declaration.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Sub-Administrator shall perform such other services for the Trusts that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of receipt of the invoice by the Administrator. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonably incurred out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator or a Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or a Trust’s behalf at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent.

The Administrator or Trust will bear all expenses that are incurred in the Trust’s operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Administrator or Trust, include, but are not limited to: organizational expenses; reasonable cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PX, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-2, Form N-CSR, Form N-PX, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

The Sub-Administrator agrees to provide from time to time, but no less than once every three calendar months, an accounting to the Administrator for expenses, fees, and other costs incurred and/or paid under this Section 6. Such accounting shall include an aggregate of all expenses, fees, and costs incurred under this Section 6 for each calendar month, as well as an entry for any single expense in excess of $1,000. The accounting shall be provided to the Administrator pursuant to Section 13 herein or as otherwise agreed between the Sub-Administrator and the Administrator.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to the Administrator or any officer of the Trusts or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trusts or the independent accountants for the Trusts at the expense of the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or any Trust. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trusts by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Trusts. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence, willful misconduct or fraud of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Administrator and any Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and any Trust including, but not limited to, any liability relating to qualification of a Trust as a regulated investment company or any liability relating to the Trusts’ compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable customary fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or any Trust or upon reasonable reliance on information or records given or made by the Administrator or any Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence, willful misconduct or fraud.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Trusts shall at all times remain the property of the Trusts, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for the Trusts pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or any Trust in any way or otherwise be deemed an agent of the Administrator or any Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. Upon termination of this Agreement pursuant to this paragraph with respect to any Trust, the Administrator shall pay the Sub-Administrator, for all services rendered prior to termination, its compensation due and shall reimburse the Sub-Administrator for its reasonably incurred costs, expenses and disbursements.

Termination of this Agreement with respect to any one particular Trust shall in no way affect the rights and duties under this Agreement with respect to any other Trust.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator:

NexPoint Advisors, L.P.

200 Crescent Court, Suite 700

Dallas, TX 75201

Attention: Ethan Powell

Facsimile: 972-628-4147

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trusts’ shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ADDITIONAL TRUSTS

In the event that a Trust establishes one or more trusts in addition to the Trusts listed on the attached Schedule A, with respect to which the Administrator desires to retain the Sub-Administrator to act as Sub-Administrator under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such trust shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

19.	RESERVED

20.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

22.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

23.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

24.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NEXPOINT ADVISORS, L.P.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts

NexPoint Credit Strategies Fund